EXHIBIT 10.1

JPMorgan Chase & Co.

2005 Long-Term Incentive Plan

Effective as of May 17, 2005

1. Purpose. The purpose of the JPMorgan Chase & Co. 2005 Long-Term Incentive Plan (the "Plan") is to provide stock-based incentives for designated employees of the Company to acquire a proprietary interest in the growth and performance of the Company and to have an increased incentive in contributing to the Company's future success and prosperity. It is also designed to enhance the Company's ability to attract, retain and reward employees of exceptional talent and allows the Company to respond to a changing business environment in a flexible manner. The Plan provides a mechanism to grant shares of Common Stock to Directors with respect to their fee retainer.

2. Definitions. For purposes of the Plan, the following terms shall have the meanings set forth in this Section 2:

(a) "Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

(b) "Award" shall mean any type of stock-based award granted pursuant to the Plan.

(c) "Award Agreement" means the document by which each Award is evidenced, as described in Section 13.

(d) "Board" shall mean the Board of Directors of JPMC; provided that any action taken by a duly authorized committee of the Board within the scope of authority delegated to such committee by the Board shall be considered an action of the Board for purposes of this Plan.

(e) "JPMC" shall mean JPMorgan Chase & Co., and, except as otherwise specified in this Plan in a particular context, any successor thereto, whether by merger, consolidation, purchase of all or substantially all its assets or otherwise.

(f) "Code" shall mean the Internal Revenue Code of 1986, as from time to time amended.

(g) "Committee" shall mean the Compensation & Management Development Committee of the Board (or any successor committee) or any subcommittee thereof composed of not fewer than two directors, each of whom is a "non-employee director" as defined in Rule 16b-3 promulgated by the Securities and Exchange Commission under the Act, or any successor definition adopted by the Commission and is an "outside director" for purposes of Section 162(m) of the Code.

(h) "Common Stock" shall mean the common stock of JPMC, par value $1 per share.

(i) "Company" shall mean JPMC and its Subsidiaries.

(j) "Director" shall mean a member of the Board of Directors of JPMC excluding any member who is an officer or Employee of the Company.

(k) "Employee" shall mean any employee of the Company.

(l) "Fair Market Value" shall mean (unless the Committee specifies a different valuation method) per share of Common Stock, the average of high and low sale prices of the Common Stock as reported on the New York Stock Exchange ("NYSE") composite tape on the applicable date, or, if there are no such sale prices of Common Stock reported on the NYSE composite tape on such date, then the average price of the Common Stock on the last previous day on which high and low sale prices are reported on the NYSE composite tape.

(m) "Other Stock-Based Award" shall mean any of those Awards described in Section 9 hereof.

(n) "Participant" shall mean an Employee or Director who has been granted an Award under the Plan.

(o) "Subsidiary" shall mean any corporation that at the time qualifies as a subsidiary of JPMC under the definition of "subsidiary corporation" in Section 424(f) of the Code, as amended from time to time. Notwithstanding the foregoing, the Committee, in its sole and absolute discretion, may determine that any entity in which JPMC has a significant equity or other interest is a "Subsidiary."

3. Shares subject to the Plan.

(a) The stock subject to provisions of the Plan shall be shares of authorized but unissued Common Stock and authorized and issued shares of Common Stock held as treasury shares. Subject to adjustment as provided in Sections 3(b) and 17, the number of shares of Common Stock with respect to which Awards may be granted under the Plan during its term shall be 300 million shares of Common Stock; provided that not more than 30 million shares may be issued as Awards of incentive stock options as defined by Section 422 of the Code.

(b) In addition to the number of shares of Common Stock provided for in Section 3(a), there shall be available for Awards under the Plan:

(i) shares representing Awards that are canceled, surrendered, forfeited, terminated or expire unexercised,

(ii) shares withheld or tendered to exercise an option or to satisfy withholding tax obligations of any Award,

(iii) shares granted through assumption of, or in substitution for, outstanding awards previously granted by an employing company to individuals who become Employees as the result of a merger, consolidation, acquisition or other corporate transaction involving the employing company and the Company or shares granted to such Employees pursuant to contractual obligations with respect to such merger, consolidation, acquisition or other corporate transaction, and

(iv) Awards which by their terms may be settled only in cash.

(c) For purposes of calculating the number of shares of Common Stock available for issuance under the Plan, only the maximum number of shares that could be issued under Awards granted in tandem shall reduce the number specified in Section 3(a), provided that the Award Agreement provides that the exercise of one right under an Award reduces the number of shares of Common Stock available under the other Award.

4. Eligibility. Any Employee selected by the Committee is eligible to be a Participant in the Plan. In addition, as provided in Section 12, at the discretion of the Committee, a Director shall be eligible to receive an Other Stock-Based Award in the form of shares of Common Stock (including restricted stock) or restricted stock units with respect to his or her annual stock retainer fee or other compensation for service as a Director.

5. Limitations. The Committee may not grant Awards under the Plan to any Participant in excess of 7.5 million shares during the term of the Plan.

6. Administration. Unless otherwise determined by the Board, the Plan shall be administered by the Committee. As to the selection of, and Awards to, Participants who are not subject to Section 16 of the Act, the Committee may delegate any or all of its responsibilities to officers or employees of the Company.

Subject to the provisions of the Plan, the Committee shall have complete control over the administration of the Plan and shall have the authority in its sole discretion to (a) construe, interpret and implement the Plan and all Award Agreements, (b) establish, amend, and rescind any rules and regulations relating to the Plan, (c) grant Awards, (d) determine who shall receive Awards, when such Awards shall be made and the terms and provisions of Award Agreements, (e) establish plans supplemental to this Plan covering Employees residing outside of the United States, (f) provide for mandatory or voluntary deferrals of Awards and (g) make all other determinations in its discretion that it may deem necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan or any such Award Agreement into effect.

Notwithstanding anything herein to the contrary, the Committee's determinations under the Plan and the Award Agreements are not required to be uniform. By way of clarification, the Committee shall be entitled to make non-uniform and selective determinations under Awards Agreements and Plan.

The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive.

7. Stock options.

(a) Subject to the provisions of the Plan, the Committee shall have the sole and absolute discretion to determine to whom and when Awards of stock options will be made, the number of options to be awarded and all other terms and conditions of such Awards. Such terms and conditions may include one or more of the performance criteria or standards described in Section 10.

(b) In the case of incentive stock options, the terms and conditions of such grants shall be subject to and comply with such requirements as may be prescribed by Section 422 of the Code, and any implementing regulations.

(c) The Committee shall establish the option exercise price at the time each stock option is granted, which exercise price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant; provided that the per share exercise price of any Award of stock options may not be decreased after it has been granted (other than as provided for in Section 18); provided, further, that an Award of stock options may not be surrendered as consideration in exchange for the grant of a new Award under this Plan if such Award were to have a lower per share exercise price. Stock options may not be exercisable later than 10 years after their date of grant.

(d) The option exercise price of each share of Common Stock as to which a stock option is exercised shall be paid in full at the time of such exercise. The method and form of such payment shall be determined by the Committee from time to time.

8. Stock appreciation rights.

(a) Subject to the provisions of the Plan, the Committee shall have the sole and absolute discretion to determine to whom and when Awards of stock appreciation rights will be made, the number to be awarded and all other terms and conditions of such Awards. Such terms and conditions may include one or more of the performance criteria or standards described in Section 10.

(b) The Committee shall establish the stock appreciation right exercise price at the time each stock appreciation right is granted, which exercise price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant; provided that the per share exercise price of any Award of stock appreciation rights may not be decreased after it has been granted (other than as provided for in Section 18); provided, further, that an Award of stock appreciation rights may not be surrendered as consideration in exchange for the grant of a new Award under this Plan if such Award were to have a lower per share exercise price. Stock appreciation rights may be granted independent of any Award of stock options or in conjunction with all or any part of any Award of stock options, either at the same time as the Award of stock options is granted or at any later time during the term of such options; provided that the exercise price of a stock appreciation right granted in tandem with a stock option shall not be less than 100% of the Fair Market Value at the date of the grant of such option.

(c) Upon exercise, a stock appreciation right shall entitle the Participant to receive from the Company an amount equal to the positive difference between the Fair Market Value of a share of Common Stock on the exercise date of the stock appreciation right and the per share exercise price, multiplied by the number of shares of Common Stock with respect to which the stock appreciation right is exercised. The Committee shall determine at the date of grant whether the stock appreciation right shall be settled in cash, Common Stock or a combination of cash and Common Stock.

A stock appreciation right or applicable portion thereof allocated to a stock option shall terminate and no longer be exercisable upon the termination or exercise of any related stock option. Stock appreciation rights may not be exercisable later than 10 years after their date of grant.

9. Other Stock-Based Awards. Subject to the provisions of the Plan, the Committee shall have the sole and absolute discretion to determine to whom and when "Other Stock-Based Awards" will be made, the number of shares of Common Stock to be awarded under (or otherwise related to) such Other Stock-Based Awards and all other terms and conditions of such Awards. Other Stock-Based Awards are Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of Common Stock. Other Stock-Based Awards shall be in such form as the Committee shall determine, including without limitation, (i) shares of Common Stock, (ii) shares of Common Stock subject to restrictions on transfer until the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives, each as specified by the Committee, (iii) shares of Common Stock issuable upon the completion of a specified period of service, (iv) restricted stock units distributed in the form of shares of Common Stock after the restrictions lapse and (v) conditioning the right to an Award upon the occurrence of an event or the attainment of one or more performance objectives, as more fully described in Section 10. The Committee shall determine at date of grant whether Other Stock-Based Awards shall be settled in cash, Common Stock or a combination of cash and Common Stock.

10. Performance-Based Awards. The Committee may from time to time, establish performance criteria or standards with respect to an Award, so that the value of such Awards is deductible by the Company under Section 162(m) of the Code (or any successor section thereto) ("Performance-Based Awards"). Notwithstanding the foregoing, the Committee in its discretion may provide for Performance-Based Awards to individuals not subject to Section 162(m) of the Code or provide for Performance-Based Awards that do not satisfy Section 162(m) of the Code. A Participant's Performance-Based Award may be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals may be based upon one or more of the following criteria: (i) income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) earnings per share; (iii) return on common equity; (iv) expense management; (v) return on investment; (vi) stock price; (vii) revenue growth; (viii) efficiency ratio; (ix) credit quality; (x) ratio of non-performing assets to performing assets; (xi) shareholder value added; (xii) return on assets; and (xiii) profitability or performance of identifiable business units. Additionally, the foregoing criteria may relate to JPMC, one or more of its Subsidiaries or one or more of its divisions or units. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items.

The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until the Committee makes such certification. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period.

11. Dividends, equivalents and voting rights. Awards of Other Stock-Based Awards in the form of restricted stock and restricted stock units may provide the Participant with dividends or dividend equivalents; and Awards of Other Stock-Based Awards in the form of restricted stock may provide for voting rights prior to vesting.

12. Director awards. The Board or Committee may provide that each Director shall receive his/her annual stock retainer fee or other compensation for service as a Director in the form of an Award of shares of Common Stock or Other Stock-Based Award. Each Award shall have such terms and conditions as the Board or Committee may specify. Any Award of restricted stock units shall provide for dividend equivalents that shall be payable as additional restricted stock units. Following termination of service as a Director, restricted stock units may be settled in cash or shares of Common Stock, as the Board or Committee may specify.

13. Award agreements. Each Award under the Plan shall be evidenced by a document setting forth the terms and conditions, not inconsistent with the provisions of the Plan, as determined by the Committee, which shall apply to such Award. Such document may be delivered by mail or electronic means, including the internet. The Committee may amend any Award Agreement to conform to the requirements of law.

14. Accounting impact. Effective January 1, 2003, JPMC adopted SFAS 123 using the prospective transition method. SFAS 123 requires all stock-based compensation awards, including stock options and stock-settled appreciation rights ("SARs"), to be accounted for at fair value. The Firm currently uses the Black-Scholes valuation model to estimate the fair value of stock options and SARs. Compensation expense for restricted stock and restricted stock units ("RSUs") is measured based on the number of shares granted and the stock price at the grant date. Compensation expense is recognized in earnings over the required service period.

On December 16, 2004, the FASB issued SFAS 123R, which revises SFAS 123 and supersedes APB 25. Accounting and reporting under SFAS 123R is generally similar to the SFAS 123 approach except that SFAS 123R requires all share-based payments to employees, including grants of stock options and SARs, to be recognized in the income statement based on their fair values. SFAS 123R must be adopted no later than July 1, 2005.

15. Withholding and right of offset.

(a) The Company shall have the right to deduct from all amounts paid to any Participant in cash (whether under this Plan or otherwise) any taxes required by law to be withheld therefrom. In the case of payments of Awards in the form of Common Stock, at the Committee's discretion, the Participant may be required to pay, in such form as the Committee may specify, to the Company the amount of any taxes required to be withheld with respect to such Common Stock prior to its receipt, or, in lieu thereof, the Company shall have the right to retain the number of shares of Common Stock the Fair Market Value of which equals the amount required to be withheld.

(b) The Company shall have the right to offset against its obligation to deliver shares of Common Stock or cash under the Plan or any Award Agreement any amounts (including, without limitation, travel and entertainment expenses or advances, loans, credit card obligations, repayment obligations under any Awards, or amounts repayable pursuant to tax equalization, housing, automobile or other employee programs), the Participant then owes to the Company. Additionally, in situations where such amounts are owed to the Company or the amount owed has not been determined in full, the Company may preclude a Participant from exercising an Award of stock options or stock appreciation rights until such amount is paid or established in full.

16. Nontransferability. No Award shall be assignable or transferable, and no right or interest of any Participant in any Award shall be subject to any lien, obligation or liability of the Participant, except by will, the laws of descent and distribution, or as otherwise set forth in the Award agreement; provided that with respect to Awards (other than an Award of an incentive stock option), the Committee may, in its sole discretion, permit certain Participants or classes of Participants to transfer Awards of nonqualified stock options and stock appreciation rights or Other Stock-Based Awards to such individuals or entities as the Committee may specify.

17. No right to employment or continued participation in plan. No person shall have any claim or right to the grant of an Award prior to the date that an Award agreement is delivered to such person and the satisfaction of the appropriate formalities specified in the Award agreement, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or to be eligible for any subsequent Awards. Further, the Company expressly reserves the right to dismiss at any time a Participant free from any liability or any claim under the Plan, except as provided herein or in any agreement entered into hereunder.

18. Adjustment of and changes in common stock. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to shareholders of Common Stock other than regular cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan, including, but not limited to, adjustments with respect to the limitations imposed by Sections 3 and 5 and to make appropriate adjustments (including the number of shares and the exercise price) to outstanding Awards (without regard to the re-pricing restrictions set forth in Sections 7 and 8).

19. Amendment. The Board may amend, suspend or terminate the Plan or any portion hereof at any time without shareholder approval, except to the extent otherwise required by the Act or New York Stock Exchange listing requirements. Notwithstanding the foregoing, except in the case of an adjustment under Section 18, any amendment by the Board shall be conditioned on shareholder approval if it increases (i) the number of shares of Common Stock authorized for grant under Section 3, (ii) the number of shares authorized for grant to individual participants under any form of an Award as set forth in Section 5, or (iii) if such amendment eliminates restrictions applicable to the reduction of the exercise price of an option or stock appreciation right or the surrender of such Award in consideration for a new Award with a lower exercise price as set forth in Sections 7 and 8.

20. Unfunded status of plan. The Plan is intended to constitute an "unfunded" plan for long-term incentive compensation. Nothing herein shall be construed to give any Participant any rights with respect to unpaid Awards that are greater than those of a general unsecured creditor of JPMC.

21. Successors and assigns. The Plan and Awards made thereunder shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

22. Governing law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of New York without reference to principles of conflict of laws.

23. Effective date. The effective date of this Plan is May 17, 2005. No Awards shall be granted under the Plan after May 16, 2010 or the date the Plan is earlier terminated by the Board; provided, however, that the termination of the Plan shall not preclude the Company from complying with the terms of Awards outstanding on the date the Plan terminates.